Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Google Inc. for the registration of its Class A common stock and to the incorporation by reference therein of our reports dated February 12, 2009, with respect to the consolidated financial statements and schedule of Google Inc., and the effectiveness of internal control over financial reporting of Google Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
San Jose, California October 20, 2009